Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Asia Times Holdings Limited of our report dated October 12, 2018, except for Notes 1, 11, 13 and 14, as to which the date is November 27, 2018, with respect to the consolidated balance sheets of Asia Times Holdings Limited as of July 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended July 31, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 17, 2018